Exhibit 10.3

GUARANTY

THIS GUARANTY is made on the 23rd day of April, 2015

BY:

HANWHA CHEMICAL CORPORATION, a corporation organized and existing under the laws of Korea with its registered head office at 17th Floor, Hanwha Bldg. 86, Cheonggyecheon-ro, Jung-gu, Seoul, Korea, as guarantor (“Guarantor”).

IN FAVOUR OF:

(1)	THE LENDERS referred to below; and

(2)	KDB ASIA LIMITED as agent for itself and for and on behalf of the Lenders (“Agent”).

WHEREAS;

(A)	By a loan agreement (the “Loan Agreement”) dated April 21, 2015 and made among (1) Hanwha Q Cells Co., Ltd. as borrower (“Borrower”), (2) The Korea Development Bank as mandated lead arranger, (3) the banks and other financial institutions named therein as lenders (each a “Lender” and collectively the “Lenders”) and (4) Agent, the Lenders have agreed to make available to Borrower a term loan facility in an aggregate principal amount of up to US$120,000,000 (the “Facility”) upon the terms set out therein.

(B)	It is a condition precedent to the Lenders making the Facility available to Borrower that Guarantor enter into this Guaranty.

NOW THIS GUARANTY WITNESSES as follows:

Section 1. Interpretation

In this Guaranty, unless the context requires otherwise:

(a)	terms and expressions defined in the Loan Agreement shall have the same meanings when used in this Guaranty; and

(b)	“Secured Indebtedness” means all and any sums (whether principal, interest, default interest, fees or otherwise) which are or at any time may become payable by Borrower under the Loan Agreement and all other monies hereby secured.

Section 2. Guaranty

2.1	In consideration of the Lenders granting the Facility to Borrower, Guarantor irrevocably and unconditionally guarantees, as primary obligor and not merely as surety to the Lenders and Agent, jointly and severally with Borrower, the due and punctual payment of the Secured Indebtedness when and as the same shall become due and payable, whether at stated maturity, upon acceleration, extension or otherwise, according to the terms of the Loan Agreement.

2.2	Guarantor agrees to pay to Agent for the account of each Lender any amount of the Secured Indebtedness in the currency or respective currencies in which the same is payable under the terms of the Loan Agreement at any time on demand against Agent’s invoice accompanied by Agent’s simple certificate stating that Borrower has failed to pay the same pursuant to the Loan Agreement, which invoice shall be final and conclusive as to the amount owed absent manifest error.

2.3	This Guaranty shall be a continuing guaranty and shall remain in full force and effect until the Secured Indebtedness has been paid in full and shall not be (or be construed as to be) discharged by any intermediate discharge or payment of or on account of the Secured Indebtedness or any settlement of accounts between Agent or any Lender and Borrower or anyone else. In the event that any payment of or on account of any of the Secured Indebtedness is subsequently rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of, or other circumstance analogous in purpose or effect relating to, Borrower, Guarantor or any other person, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

Section 3. Indemnity

Without prejudice to the guaranty contained in Section 2, Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation and as a primary obligor, to indemnify each Lender and Agent from time to time on demand against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Borrower to make due and punctual payment of the Secured Indebtedness or in the due and punctual performance and observance of all other obligations under the Loan Agreement. This indemnity shall remain in effect notwithstanding that the guaranty under Section 2 ceases to be valid or enforceable against Guarantor for any reason whatsoever.

Section 4. Preservation of Rights

4.1	The obligations of Guarantor herein contained shall be in addition to and not in substitution for any other guaranty or security which any Lender or Agent may now or hereafter hold in respect of the Secured Indebtedness. The Lenders and Agent may change or release any such guaranty or security and such shall have no effect whatsoever on this Guaranty.

4.2	Neither the obligations of Guarantor hereunder nor the rights, powers and remedies conferred upon the Lenders and Agent by this Guaranty or by law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganization of Borrower or any change in its status, function, control or ownership;

(b)	any of the obligations of Borrower under the Loan Agreement being or becoming illegal, invalid or unenforceable in any respect;

(c)	any variation or amendment to the terms of the Loan Agreement or any other document referred to therein;

(d)	the granting of any time or indulgence to Borrower or any other person;

(e)	the invalidity or unenforceability of any obligation or liability of Borrower under the Loan Agreement;

(f)	any invalidity or irregularity in the execution of the Loan Agreement or this Guaranty;

(g)	any deficiency in the powers of Borrower to enter into or perform any of its obligations under the Loan Agreement or any irregularity in the exercise thereof or any lack of authority by any person purporting to act on behalf of Borrower;

(h)	any other guarantee or security which any Lender or Agent may now or hereafter hold in respect of the Secured Indebtedness being or becoming wholly or partly void, voidable or unenforceable;

(i)	any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against Borrower or any other person or any compromise, arrangement or settlement with any of the same;

(j)	any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Guaranty or the obligations of Guarantor hereunder; or

(k)	any dispute between Borrower and any person in relation to the Loan Agreement and any amount payable thereunder.

4.3	The Lenders or Agent shall not be obliged before exercising any of the rights, powers or remedies conferred upon it under this Guaranty or by law:

(a)	to make any demand of Borrower;

(b)	to take any action or obtain judgement in any court against Borrower;

(c)	to make or file any claim or proof in a winding-up or dissolution of Borrower; or

(d)	to enforce or seek to enforce any other security taken in respect of the Secured Indebtedness.

4.4	Guarantor represents to and undertakes with the Lenders and Agent that it has not taken and will not take any security in respect of its liability under this Guaranty whether from Borrower or any other person. So long as any sum remains owing by Borrower to Agent or any Lender, Guarantor shall not exercise any right of subrogation or any other rights of a surety or enforce any security or other right or claim against Borrower (whether in respect of its liability under this Guaranty or otherwise) or any other person who has guaranteed or given any security in respect of the Secured Indebtedness or claim in the insolvency or liquidation of Borrower or any such other person in competition with any Lender or Agent. If Guarantor receives any payment or benefit in breach of this Section, it shall hold the same upon trust for the Lenders and Agent as a continuing security for the Secured Indebtedness.

Section 5. Costs, Charges and Expenses

Guarantor shall from time to time forthwith on demand pay to or reimburse each Lender and Agent for all costs, charges and expenses (including legal and other fees on a full indemnity basis) incurred by such Lender or Agent in connection with the preparation and execution of this Guaranty and in exercising any of its rights or powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against it in respect of this Guaranty or in releasing this Guaranty upon payment of the Secured Indebtedness.

Section 6. Payments

6.1	All payments by Guarantor under this Guaranty shall be made to Agent not later than 10:00 a.m. (New York time) on the relevant due date in same day funds (or in such other funds as may then be customary for the settlement in Dollars in New York City of transactions of this nature) to such bank account as Agent may have specified for such purpose in a written notice to Guarantor, in each case under facsimile advice to Agent.

6.2	If any sum due and payable hereunder is not paid on the due date in accordance with the provisions of this Guaranty, interest shall accrue on the unpaid amount (on the basis of the actual number of days elapsed in a year of 360 days) from and including the due date to and including the date of actual payment (as well after as before judgment) at the rate per annum conclusively determined by Agent to be the higher of: (a) the aggregate of (i) two percent (2%) and (ii) the rate of interest (if any) payable in respect of such sum immediately before the due date; and (b) the aggregate of (i) two percent (2%), (ii) the Margin and (iii) LIBOR calculated with reference to such successive interest periods of such duration as Lender considers appropriate (each a “Designated Interest Period”) or, if any of the circumstances described in Section 8.1 of the Loan Agreement applies, the rate from time to time certified by each Lender to be the rate representing the cost to it of funding the unpaid sum. For these purposes, LIBOR shall be determined by Agent on the first day, or two (2) London Banking Days before the first day of, the relevant Designated Interest Period as Agent considers appropriate. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, shall be compounded at the end of each Designated Interest Period and shall be payable from time to time on demand.

Section 7. Taxes and other Deductions

7.1	All sums payable by Guarantor under this Guaranty shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature.

7.2	If Guarantor or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Lender or Agent, Guarantor shall, together with such payment, pay such additional amount as will ensure that such Lender or Agent receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. Guarantor shall promptly forward to Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

Section 8. Currency Indemnity

If an amount due to any Lender or Agent from Guarantor in one currency (the “first currency”) is received by such Lender or Agent in another currency (the “second currency”), Guarantor’s obligations in respect of such amount shall only be discharged to the extent that such Lender or Agent may purchase the first currency with the second currency in accordance with normal banking procedures. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, Guarantor shall indemnify such Lender or Agent against the shortfall.

Section 9. Representations and Warranties

Guarantor represents and warrants to each Lender and Agent as follows:

(a)	Guarantor is a corporation duly organized and validly existing under the laws of Korea. Guarantor is qualified or registered to do business in every jurisdiction where the failure to so qualify or register could have a material adverse effect on Guarantor.

(b)	Guarantor has full legal right, power and authority to carry on its present business, to own its properties and assets, to incur the indebtedness and other obligations provided for in this Guaranty, to execute and deliver this Guaranty and all other documents hereunder and to perform and observe the terms and conditions hereof and thereof.

(c)	Guarantor has taken all appropriate and necessary corporate and legal actions to authorize the execution and delivery of this Guaranty and all other documents hereunder and to authorize the performance and observance of the terms and conditions hereof and thereof.

(d)	Guarantor has obtained or effected all authorizations necessary for the valid execution, delivery and performance of this Guaranty or, as the case be, the Loan Agreement and such authorizations are in full force and effect or, by the date on which the Notice of Drawdown is given, such authorizations will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same.

(e)	This Guaranty constitutes the legal, valid and binding obligations of Guarantor enforceable in accordance with its terms. The execution, delivery and performance of the terms of this Guaranty or the payment by Guarantor of all amounts due on the dates and in the currency provided for herein (i) will not violate or contravene any provision of law or regulation which is applicable to Guarantor; (ii) will not conflict with the Articles of Incorporation or By-laws (or comparable constituent documents) of Guarantor; (iii) will not conflict with or result in the breach of any provision of, or in the imposition of any Encumbrance under, any agreement or instrument to which Guarantor is a party or by which it or any of its properties or assets is bound; and (iv) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument.

(f)	Guarantor is not in default under any agreement or obligation applicable to it or its assets or revenues, the consequences of which default could materially and adversely affect its business or financial condition or its ability to perform its obligations under this Guaranty and no Event of Default or prospective Event of Default has occurred.

(g)	Guarantor is in full compliance with all applicable laws, regulations and orders, whether or not having the force of law, including without limitation, tax laws.

(h)	This Guaranty is the direct, unconditional and general obligation of Guarantor. Guarantor’s obligations hereunder rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated indebtedness of Guarantor except for those preferred by operation of law.

(i)	All registrations, recordings or filings required as a condition to the legality, validity or enforceability of this Guaranty or any other document to be executed and delivered pursuant to the terms of this Guaranty have been made by Guarantor.

(j)	The most recent audited financial statements of Guarantor for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with all applicable laws and regulations of Korea and generally accepted accounting principles and policies in Korea consistently applied and show a true and fair view of the financial position of Guarantor as at the end of, and the results of its operations for, the financial period to which they relate and, as at the end of such period Guarantor did not have any significant liabilities (contingent or otherwise) or any unrealized or anticipated losses which are not disclosed by or reserved against in, such financial statements, and there has been no material adverse change in the business or financial condition of Guarantor since the date of such financial statements.

(k)	No Encumbrance exists over all or any part of the property, assets or revenues of Guarantor other than those disclosed in the financial statements referred to in Section 9(j).

(l)	No litigation, administrative proceeding or arbitration is presently pending or threatened against Guarantor or its assets or revenues which, if adversely determined, could have a material effect on the ability of Guarantor to perform its obligations under this Guaranty.

(m)	Guarantor is generally subject to civil and commercial law and to legal proceedings and neither Guarantor nor any of its assets or revenues is entitled to claim immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.

(n)	Guarantor directly (or through its 100% owned affiliate) and beneficially owns not less than fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower.

Section 10. Covenants

Guarantor undertakes and agrees with each Lender and Agent as follows:

(a)	Throughout the life of this Guaranty, Guarantor shall provide Agent with copies (in sufficient number for each Lender) of its unaudited financial statements for the first six (6) months of each fiscal year and its audited and consolidated financial statements for each fiscal year as they are available but in any event not later than ninety (90) days after the close of each fiscal period covered by an unaudited financial statement and not more than one hundred and twenty (120) days after the close of each fiscal period covered by an audited and consolidated financial statement and such other information respecting the financial condition and operations of Guarantor as Agent may from time to time reasonably request. Each financial statement provided hereunder shall have been prepared in accordance with generally accepted accounting principles in Korea consistently applied, and be accompanied by a certificate executed by the principal financial officer of Guarantor stating (i) that as of the date of such financial statement Guarantor is in full compliance with all terms and conditions hereof, including without limitation all financial covenants, and of any document executed pursuant hereto, and (ii) that as of such date no Event of Default or prospective Event of Default has occurred and is continuing.

(b)	Guarantor shall pay and discharge all taxes, assessments and governmental charges upon it or its assets promptly when due and, in any event, prior to the date on which penalties may become attached thereto.

(c)	Guarantor shall ensure that the representations and warranties contained in this Guaranty remain at all times true and accurate by reference to the facts and circumstances from time to time existing.

(d)	Guarantor undertakes to obtain or effect any governmental authorizations as may be required or advisable in respect of the performance by Guarantor or Borrower of any of the terms and conditions of this Guaranty or, as the case may be, the Loan Agreement, including, without limitation, any filings or periodic reports required under the Foreign Exchange Transaction Act of Korea and regulations thereunder.

(e)	Guarantor shall maintain its corporate existence in compliance with all applicable laws and regulations, and Guarantor shall maintain the present character of its business.

(f)	Guarantor shall maintain insurance on and in relation to its businesses, properties and assets with reputable underwriters or insurance companies against such risks and in such amount as are customary for businesses of a like nature in the jurisdiction in which such properties and assets are located or in which such businesses are conducted.

(g)	Guarantor shall not, except with the prior written consent of Agent (i) purchase or otherwise acquire all or any material portion of the assets or shares of any other corporation or (ii) sell, lease, transfer or otherwise dispose of all or any material portion of its property or assets, whether by a single transaction or by a number of transactions whether related or not, or (iii) declare or pay any dividend or make any other income distribution to its shareholders if an Event of Default or prospective Event of Default has occurred and has not been remedied to the satisfaction of Agent; Provided, however, that the prior written consent of Agent shall not be required for such purchase, acquisition, sale, lease, transfer or disposal to be made in the ordinary course of business of Guarantor. Guarantor shall not, except with the prior written consent of Agent, merge or consolidated with any other corporation which might result in any material adverse effect on Guarantor.

(h)	Promptly upon its occurrence, Guarantor shall give written notice to Agent of any Event of Default or prospective Event of Default, or any litigation, administrative proceeding or arbitration referred to in Section 9(1), and of any other matter which has resulted or might result in a material adverse change in Guarantor’s operations or financial condition or affect Guarantor’s ability to pay, when due, any amounts due under this Guaranty.

(i)	Guarantor shall not permit any loan, debt, guarantee or other obligation constituting indebtedness of Guarantor or any other person to be secured by any Encumbrance on any assets or future revenues of Guarantor without prior written consent of the Majority Lenders, provided, however, that the foregoing shall not apply to Encumbrances arising by operation of law or arising in the ordinary course of business of Guarantor where the amount covered by such Encumbrance is reasonably determined by the Majority Lenders not to be material.

(j)	Guarantor shall at all times own directly (or through its 100% owned affiliate) and beneficially not less than fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower.

(k)	Guarantor shall ensure that, at any time during the life of the Facility, the financial condition of Guarantor, as evidenced by Guarantor’s then most recent financial statements delivered to Agent pursuant to Section 10(a) (adjusted, as Agent may consider appropriate, to take account of any changes in circumstances which occur after the date as of which such financial statements were prepared), shall be such that at all times the Total Debt to Equity Ratio does not exceed 1.1:1.

Unless specifically required by Agent, the above financial covenants shall be tested on a semi-annual basis based on Guarantor’s then most recent audited and non-consolidated or unaudited and non-consolidated financial statements.

The expressions used in this Section 10(k) shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 9(j), but so that:

(i) “Total Debt” means the total liabilities as contained in the audited financial statements of Guarantor for such fiscal year; and

(ii) “Total Debt to Equity Ratio” means the ratio of (a) Total Debt to (b) total shareholder’s equity of Guarantor.

(l)	Guarantor shall furnish Agent with all such other documents and instruments and do all such other acts and things as Agent may reasonably require to carry out the transactions contemplated herein or in the documents to be delivered hereunder.

Section 11. Assignment

11.1	Guarantor shall not assign or transfer any of its rights or obligations hereunder.

11.2	A Lender may at any time assign, transfer or grant subparticipations in all or any part of the rights, benefits and obligations under the Loan Agreement and this Guaranty pursuant to the terms of Section 17 of the Loan Agreement and Guarantor hereby irrevocably consents to, and agrees to be bound by, such assignment or transfer. Such Lender may make disclosures in accordance with, and Guarantor shall do such acts and things as provided in, Section 17 of the Loan Agreement but as if references to Borrower were references to Guarantor.

Section 12. Governing Law and Jurisdiction

12.1	This Guaranty and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Korea.

12.2	Guarantor agrees that any legal action or proceeding arising out of or relating to this Guaranty may be brought in the Seoul Central District Court in Seoul, Korea and irrevocably submits to the non-exclusive jurisdiction of such court. The foregoing, however, shall not limit the rights of Agent or any Lender to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

Section 13. Notices

13.1	Each notice, demand or other communication to be given or made to Guarantor under this Guaranty shall be in writing and delivered at its address or fax number set out below (or such other address or fax number as Guarantor has by five (5) days’ prior written notice specified to Agent):

To Guarantor:	Hanwha Chemical Corporation
17th Floor, Hanwha Bldg.
86, Cheonggyecheon-ro, Jung-gu
Seoul, Korea

	Fax No.:	82-2-729-1235
	Tel No.:	82-2-729-2943
	Attention:	Mr. Won Young, Jung

13.2	Any notice, demand or other communication so addressed shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address or. as the case may be, seven (7) days after being sent by prepaid post (by airmail if to another country) and (ii) if given or made by fax, when dispatched with a simultaneous confirmation of transmission stating that the correct number of pages has been sent and that such transmission is error free (or equivalent), provided that any notice, demand or other communication to be made or delivered to Agent or any Lender shall be effective only when actually received by Agent or such Lender and provided, further, that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

13.3	Any notice, demand or other communication from Guarantor to Agent or any Lender shall be given or made in accordance with Section 19 of the Loan Agreement.

Section 14. Miscellaneous

14.1	(a) Each Lender or Agent may (but shall not be obliged to) at any time:

(i)	set off any obligation owed by Guarantor to such Lender or, as the case may be, Agent under this Agreement against any obligation (whether or not matured) owed by such Lender or, as the case may be, Agent (at any of its offices or branches) to Guarantor, regardless of the place of payment, booking branch or currency of either obligation; and/or

(ii)	combine and/or consolidate all or any of the accounts maintained with such Lender or, as the case may be, Agent (at any of its offices or branches) by Guarantor for the purpose of effecting the set-off referred to in sub-paragraph (i) above.

(b) If the obligations or the credit and/or debit balances to the accounts referred to in sub-paragraph (i) or (ii) of paragraph (a) above are in different currencies, such Lender or, as the case may be, Agent may convert all or part of either obligation or, as the case may be, all or part of the credit/debit balance of either account at a rate of exchange determined by it for the purpose of effecting the set-off or, as the case may be, combination or consolidation. If any obligation referred to in sub-paragraph (i) of paragraph (a) above is unliquidated or unascertained, such Lender or, as the case may be, Agent may set off in an amount estimated by it in good faith to be the amount of that obligation.

(c) Nothing in this Section 14.1 shall limit, prejudice or otherwise adversely affect any lien, right of set-off or other similar rights conferred on any Lender or Agent under general law.

14.2	Any Lender or Agent may place and keep any monies received by virtue of this Guaranty (whether before or after the insolvency or liquidation of Guarantor or Borrower) to the credit of a suspense account for so long as it may think fit in order to preserve its rights to sue or prove for the whole amount of its claims against Guarantor, Borrower or any other person.

14.3	The failure or delay of Agent or any Lender to require performance by Guarantor of any provision of this Guaranty shall not affect its right to require performance of such provision nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Each and every right, power and remedy granted to Agent and the Lenders hereunder or by law shall be cumulative and may be exercised in part or in whole from time to time.

14.4	If any one or more of the provisions contained in this Guaranty shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.5	Any amendment or waiver of any provision of this Guaranty and any waiver of any default under this Guaranty shall only be effective if made in writing and signed by Agent.

[signature page to follow]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized representative as of the day and year first written above.

GUARANTOR

Hanwha Chemical Corporation

/s/ Kim Chang Bum
Name: Kim Chang Bum
Title: Representative Director